Exhibit 10(a)

June 25, 2007

Dear Craig:

It is with regret that I have learned of your plan to retire. You have been an important member of our executive team and your loss will be felt throughout the organization. I am pleased, however, that you have agreed to remain a part of the First American team for a number of years through a part-time consulting arrangement. In addition to providing First American with your valued expertise over the term of this arrangement, I believe that this arrangement will help facilitate the transition of your duties to others in the company.

Your retirement will be effective as of December 31, 2007, and I accept your resignation from your positions at First American and its affiliates as of such date. After you sign this letter, we’ll begin the process of working through the transition your duties. I appreciate your interest in helping with this process.

Through your retirement date you will continue to assist me in our property and casualty and home warranty business units, in pursuing sales efforts directed to the mortgage lender market, in our emerging markets program and in providing direction to the First American compliance program.

Your employment as president will continue with your current salary and benefits through your resignation date and you will receive an annual performance bonus for the 2007 calendar year. Our Compensation Committee will determine the amount of this bonus. We will pay this bonus entirely in cash at the regular time bonuses are paid. To the fullest extent permitted by, and subject to the limitations in, applicable law and First American’s articles of incorporation and bylaws, First American will continue to defend and indemnify you against any and all third-party claims asserted against you in connection with your employment or the consulting services. In addition, First American will reimburse you for reasonable travel and business expenses incurred during your consultancy for the company; provided that as a condition to such reimbursement, before incurring travel and business expenses in excess of $5,000 in any calendar month you will obtain my prior approval.

Attached to this agreement are a mutual general release agreement and a non-compete agreement, both of which include several provisions which provide an important foundation for our ongoing consulting relationship. Provided you sign and deliver (and, in the case of the mutual general release agreement, do not revoke) the mutual general release and the non-compete agreements between January 1 and 10, 2008, then on such date you will become a consultant to First American. This consulting arrangement will last through December 31, 2012, and will be conditioned on your compliance with the non-compete agreement. For the avoidance of doubt, if you breach or terminate the non-compete agreement, the consulting arrangement will terminate.

As a consultant, you will provide us with such reasonable services as we request. In providing these services you will dedicate at least 400 hours, but no more than 600 hours, per calendar year. These services will include your continued work on the Clinton Global Initiative, provided that prior to committing any resources of First American or its affiliates to such organization, you shall obtain the prior approval of the company. When you are providing consulting services you and I will work closely together on matters of strategy and execution. For the services provided we will pay you $400,000 per year, to be paid in equal amounts on a monthly basis, in arrears. You will be responsible for all your own taxes on this amount, including, but not limited to, self-employment taxes. As a consultant, you will not be eligible for any First American-provided benefits (though, for the avoidance of doubt, this will not impact any benefits to which you may be entitled as a retiree of First American). You will be permitted to consult with or become employed by other persons or entities consistent with the terms of this letter and the non-compete agreement signed in connection with this letter.

Your employment and the consulting services shall terminate upon your death, if you are not physically or mentally able or qualified to perform your job or the consulting services for a period of three months in any twelve month period or if you breach any of the terms of this agreement or for cause (as determined in the reasonable discretion of First American’s Compensation Committee). If death occurs during your consultancy, your estate will receive the full payment for that year. Of course, you may terminate your employment or the consulting services at any time. Other than the provisions requiring you to serve as an employee or consultant and comply with the non-compete agreement, and requiring us to provide payment for such services, all other provision of this letter and the mutual general release agreement shall survive the termination of your employment or the consulting services.

You acknowledge that all unvested stock options and restricted stock units held by you as of the date your employment ends shall expire and be forfeited and that those stock options which have vested will be exercisable in accordance with the terms of First American’s 1996 Stock Option Plan. You also acknowledge that as of the date your employment ends you will cease to accrue any additional benefits under the Executive Supplemental Benefit Plan and your change-in-control agreement will terminate. We agree that, subject to the documents governing applicable First American retirement plans, you are fully vested in your retirement benefits at the level of benefit corresponding to a person of your age as of the date hereof. Nothing in this letter or any other document attached will affect or result in a reduction, waiver or forfeiture of your benefits or payments as currently provided for in any applicable benefit plans, including, but not limited to, First American’s pension plan, pension restoration plan or Executive Supplemental Benefit Plan.

During your tenure at First American, you were involved in many important projects, some of which resulted in the creation of valuable and important intellectual property. You hereby sell, assign, transfer and deliver to First American all right, title and interest you have in and to any inventions and intellectual property developed during your employment by First American. You agree to provide a similar assignment in the future with respect to any inventions and intellectual property developed after the date of this letter, whether as a consultant (to the extent they are developed on behalf of First American or its affiliates) or an employee.

As promptly as practicable upon our request, you and the Company agree to take all such reasonable action as may be necessary or desirable in order to effectuate the transactions contemplated by this letter, including, but not limited to, any further action necessary or desirable to vest First American with full right, title and interest to the assets described in the paragraph immediately above. In any action to enforce the terms of this letter, the non-compete agreement or the mutual general release agreement the prevailing party will be entitled to recover reasonable costs and attorneys’ fees. This letter, together with the non-compete agreement and the mutual general release agreement, is binding upon First American and you and upon your heirs, administrators, representatives, executors, successors and assigns and upon First American’s successors and permitted assigns

Thank you again, Craig, for your years of dedicated service to First American. You were instrumental in the success we have enjoyed over the last decade. I look forward to working with you in your new capacity.

Best wishes,

/s/ Parker S. Kennedy
Parker S. Kennedy
Chairman and Chief Executive Officer

Acknowledged and agreed:

/s/ Craig DeRoy
Craig DeRoy

NON-COMPETE AGREEMENT

This NON-COMPETE AGREEMENT (this “Agreement”), dated as of January 1, 2008 (the “Effective Date”), is entered into by and between The First American Corporation, a California corporation (the “Company”), and Craig I. Deroy, an individual residing in the State of California (“DeRoy”). The Company and DeRoy are each sometimes referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

A. DeRoy retired as an employee of the Company on December 31, 2007, and, pursuant to that certain letter, dated June 25, 2007 (the “Letter Agreement”), will serve as a consultant to the Company from January 1, 2008, to, unless earlier terminated pursuant to the Letter Agreement, December 31, 2012 (the period during which DeRoy serves as a consultant to the Company, the “Term”).

B. As a condition precedent to the commencement of the consulting services (and the Company’s obligation to pay for such services), the Company requires that DeRoy execute and deliver this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.	Non-Compete. During the Term, DeRoy will not, directly or indirectly:

(a) render services to, or accept employment with, any person who, or any division of any entity or organization that, competes anywhere in the world with the Company or with any entity or organization directly or indirectly controlling, controlled by, or under common control with the Company (an “affiliate”) in a role that facilitates that person’s, entity’s or organization’s ability to compete with the Company or any of its affiliates, provided, that this Section 1(a) shall not preclude DeRoy from providing services to, or being employed by, a division of an entity or organization that does not compete with the Company or any of its affiliates (though other divisions of such entity or organization does compete with Company or one of its affiliates) so long as DeRoy does not provide services to a competing division of such entity or organization;

(b) own or operate any business that competes with the business of the Company or any of its affiliates worldwide; provided that DeRoy’s or DeRoy’s spouse’s ownership of less than one percent (1%) of issued and outstanding equity interests in any publicly traded corporation shall not alone constitute a violation of this Section 1(b); or

(c) solicit actual or potential customers of the Company or any of its affiliates to terminate their business relationships with the Company or any of its affiliates or to transfer such relationships to a competitor of the Company or any of its affiliates.

2.	Detrimental Activity.

(a) DeRoy acknowledges that in the course of his employment with the Company and during Term, certain factual and strategic information specifically related to the Company and its affiliates has been or will be disclosed to DeRoy in confidence which was, or is, for the use of the Company or any of its affiliates (“Company Information”). “Company Information” does not include information in the public domain, unless such information is in the public domain as a result of wrongful action by DeRoy. This Company Information may include, and is not limited to, unique selling and servicing methods and business techniques, business strategies, financial information, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, processes, inventions, patents, copyrights, trademarks and other intellectual property and intangible rights, and other business information. DeRoy agrees that, except as compelled by law or as requested by the Company, he (1) will keep such Company Information confidential at all times, (2) will not disclose or communicate Company Information to any third party and (3) will not make use of Company Information on his own behalf, or on behalf of any third party.

(b) DeRoy agrees that during the Term he will not render services to, or accept employment with, any person who has, or any entity or organization that has, directly or indirectly, beneficial ownership of one percent or more of any security issued by the Company or any of its affiliates.

(c) DeRoy agrees that during the Term he will not (1) directly or indirectly solicit or attempt to solicit, by any means, any employee of the Company or any of its affiliates to breach any of the terms of his or her employment with Company or its affiliates or solicit any of them to resign from their employment by the Company or its affiliates, (2) solicit or attempt to solicit any of the Company’s or its affiliates’ consultants, agents, representatives or vendors to terminate or detrimentally alter their relationship with the Company or its affiliates or (3) directly or indirectly make any statement that is intentionally disparaging of the Company or any of its affiliates, or any of their respective officers and directors.

(d) The Company agrees that during the Term it will not make any statement that is intentionally disparaging of DeRoy.

(e) Nothing in this Agreement, however, shall prohibit the Parties from: (i) speaking with, or responding to inquiries of, government or law enforcement agencies when compelled by law to do so, (ii) prosecuting or defending against, or appearing as a witness in, any arbitration, litigation, administrative or other proceeding, including those in which the Parties (or their affiliates or, with respect to DeRoy, families or employers) are plaintiffs or defendants, (iii) responding to compelled process of law or discovery requests testifying or providing information truthfully under oath when compelled by law to do so or (iv) taking any action necessary to enforce the terms of this Agreement.

3.	Breach. In addition to any other remedies which may be available to it, in the event DeRoy materially breaches this Agreement after written notice and a reasonable opportunity to cure (if such breach is capable of being cured), the Company shall have the right to terminate DeRoy’s consulting arrangement with the Company, including, without limitation, any obligation the Company may have to continue paying DeRoy for his services as a consultant.

4.	Miscellaneous.

(a) Survival on Termination. Sections 2(a) and 3 and this Section 4 shall survive any termination of this Agreement.

(b) No Third-Party Beneficiaries; Binding Effect. Except as provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. This Agreement shall be binding upon the Company and DeRoy and upon DeRoy’s heirs, administrators, representatives, executors, successors and assigns and upon the Company’s successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Assignment. This Agreement may not be assigned, delegated, transferred, pledged or sold by DeRoy without the prior written consent of the Company.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant of this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant of this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE FIRST AMERICAN CORPORATION

By:
Name: Parker S. Kennedy
Title: Chairman and Chief Executive Officer

CRAIG I. DEROY

MUTUAL GENERAL RELEASE AGREEMENT

This MUTUAL GENERAL RELEASE AGREEMENT (this “Agreement”), dated as of January 1, 2008 (the “Effective Date”), is entered into by and between The First American Corporation, a California corporation (the “Company”), and Craig I. Deroy, an individual residing in the State of California (“DeRoy”). The Company and DeRoy are each sometimes referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

A. DeRoy retired as an employee of the Company on December 31, 2007, and, pursuant to that certain letter agreement, dated June 25, 2007 (the “Letter Agreement”), will serve as a consultant to the Company from January 1, 2008 to December 31, 2012.

B. As a condition precedent to the commencement of the consulting services (and the Company’s obligation to pay for such services), DeRoy is executing and delivering this Agreement.

C. As a condition precedent to the commencement of the consulting services, the Company is executing and delivering this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1. Mutual General Release. As a material inducement to enter into the Letter Agreement and this Agreement, the Company and DeRoy hereby irrevocably and unconditionally release, acquit and forever discharge each other, and, with respect to DeRoy’s release of the Company, all of the Company’s current and former subsidiaries, parent companies, affiliates, divisions, successors, predecessors, related entities, assigns, owners, stockholders, partners, directors, officers, employees, agents, representatives, attorneys and all persons acting by, through, under or in concert with any of them (collectively, with the exception of DeRoy, “Company Releasees”), and, with respect to the Company’s release of DeRoy, DeRoy’s spouse and all of his family, heirs, representatives, estate, attorneys, executors, successors and assigns and all persons acting by, through, under or in concert with any of them (collectively, the “DeRoy Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) actually incurred of any nature whatsoever, known or unknown, suspected or unsuspected (“Claim” or “Claims”) which the Company or DeRoy now have, own or hold, or claim to have, own or hold, or which the Company or DeRoy at any time heretofore had, owned or held, or claimed to have had, owned or held, or which the Company or DeRoy at any time hereafter may have, own or hold, or claim to have, own or hold, against the other (including, with respect to DeRoy, against any of the Company Releasees and, with respect to the Company, against any of the DeRoy Releasees) relating to or arising from any event, act or omission that has occurred as of the date of this Agreement. This Agreement shall not apply to, or release any claims arising from or related to:

(a) any of the Company’s or DeRoy’s obligations under the terms of this Agreement, the Letter Agreement or to the non-compete agreement entered into in connection with the Letter Agreement, (b) any of the Company’s obligations to provide DeRoy with retirement and other benefits under its Pension Plan, its Pension Restoration Plan and Executive Supplemental Benefit Plan, among others (if any), (c) DeRoy’s other vested benefits, vested stock options, restricted stock, stock, to any claim DeRoy may have for reasonable business expense reimbursement or reimbursement of incurred but unpaid medical insurance claims, (d) the Company’s obligation to defend and indemnify DeRoy in accordance with, and subject to the limitations in, applicable law and the Company’s articles of incorporation and Bylaws, including, but not limited to, the Company’s obligation to defend and indemnify DeRoy in the shareholder derivative lawsuits styled Young v. Kennedy, et al., Larson v. Kennedy, et al. and Shapiro, et al. v. Kennedy, et al. (the “Derivative Lawsuits”) and any other claim arising from or related to the facts and circumstances to which the Derivative Lawsuits relate, (e) DeRoy’s obligations to the Company and its affiliates in connection with the Derivative Lawsuits and any other claim arising from or related to the facts and circumstances to which the Derivative Lawsuits relate and (f) any claim that may not be released as a matter of law.

2. Waiver of Rights. Except as to those claims reserved in Sections 1(a) through (f), above, the Company and DeRoy expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, as well as all comparable provisions of federal and other states’ laws, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company, DeRoy, the Company Releasees and the DeRoy Releasees, the Company and DeRoy expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which they do not know or suspect to exist in their favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

3. Older Workers’ Benefit Protection Act and Related Matters. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

(a) DeRoy acknowledges and agrees that he has read and understands the terms of this Agreement, and that his release of claims includes all claims arising under the Age Discrimination in Employment Act.

(b) DeRoy acknowledges that this Agreement advises him in writing that he may consult with an attorney before executing this Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly and voluntarily.

(c) DeRoy acknowledges that he has been given 21 days in which to consider whether or not to enter into this Agreement. DeRoy understands that, at his option, he may elect not to use the full 21-day period.

(d) DeRoy shall have 7 days after signing this Agreement to revoke this Agreement. This Agreement will not become effective until the expiration of the revocation period. Employee’s revocation of this Agreement must be in writing and received by Kenneth DeGiorgio, General Counsel to the Company, at fax number (714) 250-3325, no later than 5:00 p.m. on the seventh day in order to be effective. If DeRoy does not revoke acceptance within the 7 day period, this Agreement will become fully effective and enforceable on the eighth day after the Agreement is signed.

(e) DeRoy does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. DeRoy also is not waiving his right to file a complaint or charge with the EEOC (including a challenge to the validity of this Agreement) or participate in any investigation or proceeding conducted by the EEOC.

4. Miscellaneous.

(a) No Third-Party Beneficiaries; Binding Effect. Except as provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the Company and DeRoy, upon DeRoy’s heirs, administrators, representatives, executors, successors and assigns and upon the Company’s successors and assigns, and shall inure to the benefit of Company Releasees and the DeRoy Releasees.

(b) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c) Assignment. This Agreement may not be assigned, delegated, transferred, pledged or sold by DeRoy without the prior written consent of the Company.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(f) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant of this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant of this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE FIRST AMERICAN CORPORATION

By:
Name: Parker S. Kennedy
Title: Chairman and Chief Executive Officer

CRAIG I. DEROY